CADWALADER
                                  Cadwalader, Wichersham & Taft LLP
                                  New York London Charlotte Washington Beijing
                                  One World Financial Center, New York, NY 10281
                                  Tel 212 504 6000 Fax 212 504 6666
                                  www.cadwalader.com

                                 March 21, 2006

Bear Stearns Commercial Mortgage Securities II Inc.
383 Madison Avenue
New York, NY 10179

   Re: Bear Stearns Commercial Mortgage Securities II Inc., Commercial
       Mortgage Pass-Through Certificates, Series 2006-PWR11
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Ladies and Gentlemen:

     We have acted as special counsel to Bear Stearns Commercial Mortgage
Securities II Inc. (the "Company") in connection with the proposed sale by the
Company and purchase by Bear, Stearns & Co. Inc. and Morgan Stanley & Co.
Incorporated (together, the "Underwriters") of the Company's Commercial Mortgage
Pass-Through Certificates, Series 2006-PWR11, Class A-1, Class A-2, Class A-3,
Class A-AB, Class A-4, Class A-1A, Class A-M and Class A-J (the "Securities"),
pursuant to the terms of the Underwriting Agreement, dated March 8, 2006 (the
"Underwriting Agreement"), among the Company and the Underwriters. The
Securities are being issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among the Company,
Wells Fargo Bank, National Association, as a master servicer, certificate administrator and tax administrator, Prudential Asset Resources, Inc., as a master servicer, ARCap Servicing Inc., as special servicer, and LaSalle Bank
National Association, as trustee . This letter is being delivered at the request of the Company pursuant to Section 6(b)(iii) of the Underwriting Agreement.
Capitalized terms used herein but not defined herein have the respective meanings given them in the Underwriting Agreement.

     In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Pooling and Servicing
Agreement, and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange
Commission (the "Commission") through the Commission's Electronic Data
Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the
Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation
(including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

     In particular, we have examined and relied upon:

     1.  The Underwriting Agreement; and

     2.  The Pooling and Servicing Agreement.

     Items 1 to 2 above are referred to in this letter as the "Transaction
Documents".

     We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge",
"known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

     We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that:

         1. The Securities, when duly executed, authenticated and delivered by the Trustee in the manner contemplated in the Pooling and Servicing
     Agreement and paid for by and sold to the Underwriters pursuant to the
     Underwriting Agreement, will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and
     Servicing Agreement.

         2. The descriptions of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the Prospectus and
     in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Securities, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

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     We hereby consent to the filing of this letter as an exhibit to the
Company's Registration Statement on Form S-3 (File No. 333-1108839), as amended by Post-Effective Amendment No. 1 thereto (as so amended, the "Registration
Statement") as it relates to the Securities and to the reference to this firm under the headings "Legal Matters" and "Certain Federal Income Tax Consequences"
in the Prospectus and in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

     In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                                      Very truly yours,

                                      /s/ Cadwalader, Wickersham & Taft LLP

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